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Exhibit 5.1

[Weil, Gotshal & Manges LLP letterhead]

September 30, 2005

Altra Industrial Motion, Inc.
American Enterprises MPT Corp.
American Enterprises MPT Holdings, L.P.
Ameridrives International, L.P.
Boston Gear LLC
Formsprag LLC
The Kilian Company
Kilian Manufacturing Corporation
Nuttall Gear L L C
Warner Electric LLC
Warner Electric Technology LLC
Warner Electric International Holding, Inc.
c/o Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171

Ladies and Gentlemen:

        We have acted as counsel to Altra Industrial Motion, Inc., a Delaware corporation (the "Company"), and American Enterprises MPT Corp., American Enterprises MPT Holdings, L.P., Ameridrives International, L.P., Boston Gear LLC, Formsprag LLC, The Kilian Company, Kilian Manufacturing Corporation, Nuttall Gear L L C, Warner Electric LLC, Warner Electric Technology LLC and Warner Electric International Holding, Inc. (collectively, the "Guarantors"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No. 333-124944 (as amended, the "Registration Statement"), with respect to $165,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011 (the "Notes") of the Company to be issued under an Indenture, dated as of November 30, 2004 (the "Indenture"), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note set forth in the Indenture and such corporate, limited liability company and limited partnership records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and Guarantors and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and Guarantors. In addition, we have assumed that the Notes will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1.     The Notes have been duly authorized by all necessary corporate action on the part of the Company, and when duly and validly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        2.     The Guarantee of each of the Guarantors has been duly authorized by all necessary corporate, limited liability company and limited partnership action on the part of that Guarantor and, when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Guarantees of the Guarantors will constitute the legal, valid and binding obligations of the Guarantors, enforceable against the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP

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  Exhibit 5.1